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                                                   Exhibit 99.1

                                                   NEWS RELEASE



  AK Steel Reaches 76-Month Labor Accord with Middletown Independent Union


MIDDLETOWN, OH, December 3, 1999 -- AK Steel (NYSE: AKS) said today that its Middletown hourly workforce has ratified a new 76-month labor agreement by more than a five-to-one margin. The company said about 73% of the 3,200 eligible AEIF-represented employees voted on the terms of the new contract, which are effective retroactively to November 1, 1999. The vote totals provided to the company by the AEIF were 1,961 in favor, 379 opposed. The new pact replaces the parties' current agreement that was set to expire February 29, 2000.

  "We are pleased hourly employees of Middletown Works have overwhelmingly approved a new 76-month contract," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel. "Reaching this agreement means we will enter the second century of steelmaking at Middletown Works with a labor relations and customer assurance record that continues to be unparalleled in the industry."

  The company noted that production at the Middletown Works has been disrupted by a labor dispute for only seven days in 99 years of continuous operation, a record unmatched in the integrated steel industry.

  Although the company did not disclose the complete details of the new agreement, it calls for a $2.50 per hour base wage increase over the life of the contract, no-layoff guarantees, improved pension benefits, guaranteed overtime for trade and craft employees and signing bonuses.

  AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Additional information about AK Steel is available on the company's web site at www.aksteel.com.